Exhibit 99.1

Verizon’s Separate Telephone Operations

in California, Florida and Texas

Condensed Combined Financial Statements

For the three months ended

March 31, 2016 and 2015

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

CONDENSED COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
(dollars in millions) (unaudited)	2016	2015
Operating Revenues (including $98 and $99 from affiliates, respectively)	$1,394	$1,448
Operating Expenses (including $608 and $597 allocated from affiliates, respectively)
Cost of services (exclusive of items shown below)	730	721
Selling, general and administrative expense	324	325
Depreciation and amortization expense	239	250

Total Operating Expenses	1,293	1,296
Operating Income	101	152
Interest expense, net	(9)	(8)

Income Before Income Taxes	92	144
Income tax provision	(36)	(56)

Net Income and Comprehensive income	$56	$88

See Notes to Condensed Combined Financial Statements

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

CONDENSED COMBINED STATEMENTS OF ASSETS, LIABILITIES AND PARENT FUNDING

(dollars in millions)(unaudited)	At March 31, 2016	At December 31, 2015
Assets
Current assets
Accounts receivable:
Trade and other, net of allowances for uncollectibles of $27 in both periods	$339	$415
Affiliates	27	174
Prepaid expense and other	66	73

Total current assets	432	662
Plant, property and equipment	24,027	24,034
Less accumulated depreciation	(16,076)	(15,957)

Plant, property and equipment, net	7,951	8,077

Prepaid pension asset	2,781	2,781
Intangible assets, net	6	7
Other assets	68	68

Total assets	$11,238	$11,595

Liabilities and Parent Funding
Current liabilities
Debt maturing within one year
Capital lease obligations	$33	$30
Accounts payable and accrued liabilities:
Trade and other	547	610
Affiliates	173	372
Advanced billings and customer deposits	192	196
Other current liabilities	10	13

Total current liabilities	955	1,221

Long-term debt	666	674
Employee benefit obligations	2,018	2,014
Deferred income taxes	2,552	2,541
Other long-term liabilities	156	162

Total liabilities	6,347	6,612

Parent funding	4,891	4,983

Total liabilities and parent funding	$11,238	$11,595

See Notes to Condensed Combined Financial Statements

VERIZON SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(dollars in millions)(unaudited)	2016	2015
Cash Flows From Operating Activities
Net Income	$56	$88
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	239	250
Deferred income taxes	11	54
Employee retirement benefits	25	17
Bad debt expense	13	19
Changes in current assets and liabilities:
Accounts receivable non-affiliates	63	49
Other current assets	6	(5)
Accounts payable non-affiliates and accrued liabilities	(60)	6
Accounts receivables/payable affiliates, net	(82)	(193)
Advanced billings and customer deposits and other current liabilities	(8)	(80)
Other, net	(24)	(17)

Net cash provided by operating activities	239	188

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(176)	(174)
Other, net	—	1

Net cash used in investing activities	(176)	(173)

Cash Flows From Financing Activities
Repayments of capital lease obligations	(5)	(2)
Net change in parent funding, allocations and intercompany reimbursement	(58)	(13)

Net cash used in financing activities	(63)	(15)

Net change in cash	—	—
Cash, beginning of period	—	—

Cash, end of period	$—	$—

See Notes to Condensed Combined Financial Statements

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared based upon Securities and Exchange Commission (“SEC”) rules that permit reduced disclosure for interim periods. For a more complete discussion of significant accounting policies and certain other information, you should refer to the financial statements included in the Frontier Communications Corporation (“Frontier”) Current Report on Form 8-K filed with the SEC on April 18, 2016.

Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group” or “we”) are comprised of the local exchange business and related landline activities of Verizon Communications Inc. (“Verizon” or “the Parent”) in the states of California, Florida and Texas, including Internet access, long distance services and broadband video provided to certain customers in those states.

The condensed combined financial statements include the financial position, results of operations and cash flows of the Group, which consists of all or a portion of the following entities:

•	Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest), referred to as Incumbent Local Exchange Carriers (“ILECs”),

•	Verizon Long Distance LLC (“VLD”),

•	Verizon Online LLC (“VOL”),

•	Verizon Select Services, Inc. (“VSSI”), and

•	Verizon Network Integration Corp. (“VNIC”).

The condensed combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements have been derived from the consolidated financial statements and accounting records of Verizon, principally from statements and records represented in the entities described above, and represent carve-out stand-alone condensed combined financial statements. The Group includes regulated carriers and unregulated businesses in all three states, consisting principally of:

•	Local wireline customers and related operations and assets used to deliver:

•	Local exchange service,

•	IntraLATA toll service,

•	Network access service,

•	Enhanced voice and data services, and

•	Products at retail stores;

•	Consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	Dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and,

•	Broadband video in certain areas within California, Florida and Texas.

Many of the communications services that the Group provides are subject to regulation by the state regulatory commissions of California, Florida or Texas with respect to intrastate services and other matters, and by the Federal Communications Commission (“FCC”) with respect to interstate services and other matters. The FCC and state commissions also regulate some of the rates, terms and conditions that carriers pay each other for the exchange voice traffic (particularly traditional wireline traffic) over different networks and other aspects of interconnection for some services. All of the broadband video services the Group provides, including the payment of franchise fees, are subject to regulation by state or local governmental authorities. The Federal Cable Act generally requires companies to obtain a local cable franchise, and the FCC has adopted rules that interpret and implement this requirement. Also, the FCC has a body of rules that apply to cable operators.

Financial statements have not historically been prepared for the Group as it did not operate as a separate business and did not constitute a separate legal entity. The accompanying condensed combined financial statements have been prepared using state-specific information, where available, and allocations where data is not maintained on a state-specific basis within the Group’s books and records. The allocations impacted substantially all of the statements of income and comprehensive income items other than operating revenues and all balance sheet items with the exception of plant, property and equipment and accumulated depreciation which are maintained at the state level. All significant intercompany transactions within the Group have been eliminated. These financial statements reflect all adjustments that are necessary for a fair presentation of results of operations and financial condition for the interim periods shown including normal recurring accruals and other items. The results for the interim periods are not necessarily indicative of results for the full year.

The businesses that comprise the condensed combined financial statements do not maintain cash balances independent of the Verizon consolidated group. Accordingly the Verizon consolidated group provides the cash management functions for the businesses in the condensed combined financial statements and the condensed combined statements of cash flows reflect the activities of the businesses in the condensed combined financial statements.

The methodology for preparing the financial statements included in the accompanying condensed combined financial statements is based on the following:

ILECs: All operations of the ILECs’ business in California, Florida and Texas are allocated entirely to the Group, and accordingly, are included in the condensed combined statements of assets, liabilities and parent funding and statements of income and comprehensive income except for affiliate notes payable, notes receivable, and related interest balances.

All other: For the condensed combined statements of assets, liabilities and parent funding, Verizon management evaluated the possible methodologies for allocation and determined that, in the absence of a more specific methodology, an allocation based on percentage of revenue best reflected the group’s share of the respective balances for most of the accounts, with the exception of the following: accounts receivable were calculated based on an applicable days sales outstanding ratio; accounts payable were calculated based on an applicable days payables outstanding ratio; plant, property and equipment were assigned based on the location of assets in state-specific records, except for construction in progress which was computed based on the respective percentage of the Group’s plant, property and equipment within California, Florida and Texas as compared to the total entity plant, property and equipment; and income tax-related accounts were computed based on specific tax calculations. Except for the ILEC’s discussed above, and as further discussed below, none of the employee benefit-related assets and liabilities nor general operating tax-related assets and liabilities were allocated. For the condensed combined statements of income and comprehensive income, operating revenues were determined using applicable billing system data and depreciation expense was determined based upon state-specific records. The remaining operating expenses were allocated based on the respective percentage of the Group’s revenue within California, Florida and Texas, to the total entity revenues. The tax provision was calculated as if the Group was a separate tax payer.

Management believes the assumptions and allocations are reasonable and reflect all costs of doing business in accordance with SAB Topic 1.B.1; however, they may not be indicative of the actual results of the Group had it been operating as an independent entity for the periods presented or the amounts that may be incurred by the Group in the future. Actual amounts that may have been incurred if the Group had been a stand-alone entity for the periods presented would depend on a number of factors, including the Group’s chosen organizational structure, what functions were outsourced or performed by the Group’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

On February 5, 2015, Verizon entered into a definitive agreement with Frontier pursuant to which Verizon agreed to contribute the Group to a newly formed legal entity and that entity will then be acquired by Frontier for approximately $10.5 billion, subject to certain adjustments and the assumption of debt. The transaction closed on April 1, 2016.

Upon closing of the transaction, pursuant to the Employee Matters Agreement (“EMA”), any Verizon pension benefits under a tax qualified pension plan (other than the Verizon Wireless Retirement Plan and Western Union International, Inc. Pension Plan) relating to a Group employee as of closing were transferred to successor pension plans maintained by Frontier or an affiliate thereof. The EMA describes the assets transferred from the Verizon pension plans to the Frontier pension plans, and a special funding provision that may provide additional Verizon company assets for pension funding purposes. The EMA also provides, with limited exception, that active postretirement health, dental and life insurance benefits relating to Group employees as of closing ceased to be liabilities of the Verizon Welfare Plans or of Verizon and such liabilities were assumed by the applicable transferred company and the applicable Frontier welfare plans. Accordingly, these EMA related plan assets or obligations were not transferred to Frontier or its affiliates upon closing at the amounts reflected in these financial statements.

In accordance with the Securities Purchase Agreement by and between Frontier and Verizon, Verizon and its subsidiaries were required to complete a Pre-Closing Reorganization prior to the closing of the transaction on April 1, 2016. As part of the Pre-Closing Reorganization, the Group entered into various legal agreements whereby (1) certain assets and liabilities that were previously included in the Group had to be transferred from the Group in order to be retained by Verizon (“Excluded Assets and Liabilities”) and (2) certain assets and liabilities not included in the Group had to be transferred into the Group in order to be assumed by Frontier (“Assumed Assets and Liabilities”).

The Excluded Assets and Liabilities were transferred out of the Group to be retained by Verizon. In addition, the Assumed Assets and Liabilities were transferred into the Group from various other Verizon entities. During the first quarter of 2016, approximately $90 million in net assets, primarily property, plant and equipment, were distributed from the Group through parent funding. These contributions and distributions were effective as of or before March 31, 2016.

We have evaluated subsequent events through May 13, 2016, the date these condensed combined financial statements were available to be issued.

As a result of the adoption of the accounting standard update related to the simplification of the presentation of debt issuance costs, we have reclassified certain amounts related to debt issuance costs in the prior period to conform to the current period’s presentation. In conjunction with preparing the condensed combined financial statements, we reclassified certain insignificant amounts within operating cash flows on the combined statement of cash flows for the three months ended March 31, 2015 from Loss on fixed asset transactions to Accounts receivables/payable affiliates, net.

Summary of Significant Accounting Policies

Use of Estimates – The accompanying condensed combined financial statements have been prepared using US GAAP, which requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts; the recoverability of plant, property and equipment; the recoverability of intangible assets and other long lived assets; accrued expenses; pension and postretirement benefit assumptions; and income taxes. In addition, estimates were made to determine the allocations in preparing the condensed combined financial statements as described in the Basis of Presentation.

Fair Value Measurements – Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the valuation methodologies in measuring fair value, is as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3—No observable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Recently Adopted Accounting Standards

During the first quarter of 2016, we adopted the accounting standard update related to the simplification of the presentation of debt issuance costs. This standard update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. We applied the amendment in this accounting standard update retrospectively to all periods presented which resulted in the reclassification of $3 million from Other assets to Long-term debt on the condensed combined statement of assets, liabilities and parent funding at December 31, 2015.

Recently Issued Accounting Standards

In February 2016, the accounting standard update related to leases was issued. This standard update intends to increase transparency and improve comparability by requiring entities to recognize assets and liabilities on the balance sheet for all leases, with certain exceptions. In addition, through improved disclosure requirements, the standard update will enable users of financial statements to further understand the amount, timing, and uncertainty of cash flows arising from leases. This standard update is effective as of the first quarter of 2019; however, early adoption is permitted. The Group is currently evaluating the impact that this standard update will have on the condensed combined financial statements.

In May 2014, the accounting standard update related to the recognition of revenue from contracts with customers was issued. This standard update clarifies the principles for recognizing revenue and develops a common revenue standard for US GAAP and International Financial Reporting Standards. The standard update intends to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; and provide more useful information to users of financial statements through improved disclosure requirements. Upon adoption of this standard update, we expect that the allocation and timing of revenue recognition will be impacted. In August 2015, an accounting standard update was issued that delays the effective date of this standard update until the first quarter of 2018. Companies are permitted to early adopt the standard update in the first quarter of 2017.

There are two adoption methods available for implementation of the standard update related to the recognition of revenue from contracts with customers. Under one method, the guidance is applied retrospectively to contracts for each reporting period presented, subject to allowable practical expedients. Under the other method, the guidance is applied to contracts not completed as of the date of initial application, recognizing the cumulative effect of the change as an adjustment to the beginning balance of retained earnings, and also requires additional disclosures comparing the results to the previous guidance. The Group is currently evaluating these adoption methods and the impact that this standard update will have on the condensed combined financial statements.

2.	PARENT FUNDING

Changes in Parent Funding were as follows:

(dollars in millions)
Balance at January 1, 2016	$4,983
Net income	56
Contributions from and distributions to affiliates	(90)
Net change due to parent funding, allocations and intercompany reimbursements	(58)

Balance at March 31, 2016	$4,891

The Parent Company funding in the condensed combined statements of assets, liabilities and parent funding represents Verizon’s historical funding of the Group. For purposes of these condensed combined financial statements, funding requirements have been summarized as “Parent funding” without regard to whether the funding represents debt or equity. No separate equity accounts are maintained for the Group.

3.	DEBT

Changes to debt during the three months ended March 31, 2016 are as follows:

(dollars in millions)	Debt Maturing within One Year	Long-term Debt	Total
Balance at January 1, 2016	$30	$674	$704
Repayments of capital lease obligations	(5)	—	(5)
Reclassifications	8	(8)	—

Balance at March 31, 2016	$33	$666	$699

The fair value of debt is determined using various methods, including quoted prices for identical terms and maturities, which is a Level 1 measurement, as well as quoted prices for similar terms and maturities in inactive markets and future cash flows discounted at current rates, which are Level 2 measurements. The fair value of debt, excluding capital leases, was $551 million and $613 million at March 31, 2016 and December 31, 2015, respectively, as compared to the carrying value of $590 million at both March 31, 2016 and December 31, 2015.

The Group’s third party debt is guaranteed by Verizon. Each guarantee will remain in place for the life of the obligation unless terminated pursuant to its terms, including the ILECs no longer being wholly-owned subsidiaries of Verizon. The Group is in compliance with all debt covenants.

As a result of the closing of the Frontier transaction, as of April 1, 2016, GTE Southwest Inc., Verizon California Inc. and Verizon Florida LLC are no longer wholly-owned subsidiaries of Verizon, and the guarantees of $600 million aggregate principal amount of debentures and first mortgage bonds of those entities have been terminated pursuant to their terms.

Additional Financing Activities (Non-Cash Transaction)

The Group finances, primarily through vendor financing arrangements, long-lived assets, consisting primarily of network equipment. There were no purchases through vendor financing arrangements during the three months ended March 31, 2016. At March 31, 2016, $109 million of vendor financing arrangements entered into in the prior year remained outstanding.

4.	EMPLOYEE BENEFITS

The Group participates in Verizon’s benefit plans. Verizon maintains non-contributory defined pension plans for many of its employees. The postretirement health care and life insurance plans for the retirees and their dependents are both contributory and non-contributory, and include a limit on the share of cost for recent and future retirees. Verizon also sponsors defined contribution savings plans to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. A measurement date of December 31 is used for the pension and postretirement health care and life insurance plans, except upon a remeasurement event pursuant to the Group’s accounting.

The periodic income and expense related to Verizon’s benefit plans as well as the assets and obligations have been allocated by the Parent to ILECs on the basis of headcount and other factors deemed appropriate by management and with the assets and liabilities reflected as prepaid pension assets and employee benefit obligations in the condensed combined statements of assets, liabilities and parent funding. For all other entities, the assets and obligation have not been allocated. In all cases, benefit plan income and expense has been allocated to the entity based on headcount.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for the Group. The required information is provided on a consolidated basis in Verizon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

Benefit Cost

The following table summarizes the allocated benefit costs related to the pension and postretirement health care and life insurance plans associated with the Groups’ operations.

(dollars in millions)	Pension		Health Care and Life
Three Months Ended March 31,	2016	2015	2016	2015
Net periodic benefit cost	$11	$2	$14	$15

Effective January 1, 2016, the Group changed the method it uses to estimate the interest component of net periodic benefit cost for pension and other postretirement benefits. Historically, the Group estimated the interest cost component utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The Group has elected to utilize a full yield curve approach in the estimation of interest cost by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The Group has made this change to provide a more precise measurement of interest cost by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. The Group has accounted for this change as a change in accounting estimate and accordingly will account for it prospectively.

For the three months ended March 31, 2016, the impact of this change was a reduction of the interest cost component of net periodic benefit cost and an increase to Net income for insignificant amounts. The use of the full yield curve approach does not impact how the Group measures its total benefit obligations at December 31 or its annual net periodic benefit cost as any change in the interest cost component is completely offset by the actuarial gain or loss measured at year end which is immediately recognized in the Group’s consolidated statement of income. Accordingly, this change in estimate will not impact the Group’s operating income or net income as measured on an annual basis.

Severance Benefits

During the three months ended March 31, 2016, an immaterial amount was paid for severance benefits. During the three months ended March 31, 2015, we paid $13 million in severance benefits. At March 31, 2016, we had a remaining severance liability of $17 million.

5.	TRANSACTIONS WITH AFFILIATES

Operating revenue includes transactions with Verizon for the rendering of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms or actual costs incurred by the Group.

The Group reimbursed Verizon for specific goods and services it provided to, or arranged for, based on tariffed rates or negotiated terms. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Group was allocated Verizon’s share of costs incurred to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, tax and audit services. Based on pools of costs and the entities they relate to, the allocations were determined based on a three-part factor which is computed based on the average of relative revenue, net plant, property and equipment and salaries and wages. The allocation factors are calculated by department and updated annually to reflect changes to business operations.

As it relates to the ILECs, the affiliate operating revenue and expense amounts represent all transactions with Verizon that are allocated entirely to the Group. As it relates to VLD, VOL, VSSI and VNIC, affiliate operating revenue and expense amounts with Verizon were allocated to the Group consistent with the methodology for determining operating revenues and operating expenses as described in Note 1, “Basis of Presentation.” Affiliate operating revenue and expense amounts within the Group have been eliminated.

6.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Group is involved in various commercial litigation and regulatory proceedings at the state and federal level. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Group establishes an accrual. An estimate of a reasonably possible loss or range of loss in excess of the amounts already accrued cannot be made at this time due to various factors typical in contested proceedings, including (1) uncertain damage theories and demands; (2) a less than complete factual record; (3) uncertainty concerning legal theories and their resolution by courts or regulators; and (4) the unpredictable nature of the opposing party and its demands. The Group continuously monitors these proceedings as they develop and adjusts any accrual or disclosure as needed. The Group does not expect that the ultimate resolution of pending regulatory or legal matters in future periods will have a material effect on its financial condition, but it could have a material effect on its results of operations.

From time to time, state regulatory decisions require us to assure customers that we will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters and the Group, from time to time, pays such penalties. The Group does not expect these penalties to have a material effect on its financial condition, but they could have a material effect on its results of operations.

On April 29, 2015, the FCC released its right of first refusal offer of support to price cap carriers under the Connect America Fund (CAF) Phase II program, which is intended to provide long-term support for broadband in high-cost unserved or underserved areas. In August 2015, we accepted the CAF Phase II offer in Texas and California on behalf of Frontier. We conditioned our acceptance of CAF Phase II support in Texas and California on the issuance and acceptance of regulatory approvals for Frontier’s proposed acquisition of all the ownership interests of certain Verizon subsidiaries, including Verizon California Inc. and GTE Southwest Inc. by December 31, 2015. On April 1, 2016, Verizon and Frontier notified the FCC that the transaction had closed. Accordingly, on April 11, 2016, the FCC authorized Frontier to receive the CAF Phase II support. The CAF Phase II offer provides for approximately $49 million in annual support from 2015 through 2020 to deliver 10mbps/1mbps broadband service to approximately 115,000 households across California and Texas.

During 2015, Verizon and Frontier entered into a network transition agreement for the construction, installation and provisioning of inter-office facilities between the ILECs and Frontier. Under the terms of the agreement, Frontier made an upfront payment of approximately $15.2 million to Verizon for the estimated costs of the project. The inter-office facilities will be owned by the ILECs and included in the transferred business. As of March 31, 2016, Verizon incurred project related expenditures of approximately $12.3 million on behalf of the Group and the remaining balance of approximately $2.9 million is held as restricted cash by Verizon. The remaining balance will be repaid to Frontier in accordance with the network transition agreement.